Registration Statement No. 333-275898 Filed Pursuant to Rule 424(b)(2)
The information in this preliminary pricing supplement is not complete and may be changed.

Preliminary Pricing Supplement

Subject to Completion: Dated July 29, 2025

Pricing Supplement dated July __, 2025 to the Prospectus dated December 20, 2023, the Prospectus Supplement dated December 20, 2023, the Underlying Supplement No. 1A dated May 16, 2024 and the Product Supplement No. 1A dated May 16, 2024

$ Capped Enhanced Return Buffer Notes Linked to a Basket of Six Underliers, Due February 3, 2027 Royal Bank of Canada

Royal Bank of Canada is offering Capped Enhanced Return Buffer Notes (the “Notes”) linked to the performance of an unequally weighted basket (the “Basket”) consisting of the EURO STOXX 50® Index, the Nikkei 225 Index, the FTSE® 100 Index, the S&P/ASX 200 Index, the Swiss Market Index and the iShares® China Large-Cap ETF (each, a “Basket Underlier”).

•	Capped Enhanced Return Potential — If the Final Basket Value is greater than the Initial Basket Value, at maturity, investors will receive a return equal to 150% of the Basket Return, subject to the Maximum Return of at least 15.75% (to be determined on the Trade Date).
•	Contingent Return of Principal at Maturity — If the Final Basket Value is less than or equal to the Initial Basket Value, but is greater than or equal to the Buffer Value (90% of the Initial Basket Value), at maturity, investors will receive the principal amount of their Notes. If the Final Basket Value is less than the Buffer Value, at maturity, investors will lose 1% of the principal amount of their Notes for each 1% that the Final Basket Value is less than the Initial Basket Value in excess of the Buffer Percentage of 10%.
•	The Notes do not pay interest.
•	Any payments on the Notes are subject to our credit risk.
•	The Notes will not be listed on any securities exchange.

CUSIP: 78017PHJ3

Investing in the Notes involves a number of risks. See “Selected Risk Considerations” beginning on page P-7 of this pricing supplement and “Risk Factors” in the accompanying prospectus, prospectus supplement and product supplement.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission or any other regulatory body has approved or disapproved of the Notes or passed upon the adequacy or accuracy of this pricing supplement. Any representation to the contrary is a criminal offense. The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. governmental agency or instrumentality. The Notes are not bail-inable notes and are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.

	Per Note	Total
Price to public(1)	100.00%	$
Underwriting discounts and commissions(1)	2.25%	$
Proceeds to Royal Bank of Canada	97.75%	$

(1) We or one of our affiliates may pay varying selling concessions of up to $22.50 per $1,000 principal amount of Notes in connection with the distribution of the Notes to other registered broker-dealers. Certain dealers who purchase the Notes for sale to certain fee-based advisory accounts may forgo some or all of their underwriting discount or selling concessions. The public offering price for investors purchasing the Notes in these accounts may be between $977.50 and $1,000.00 per $1,000 principal amount of Notes. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.

The initial estimated value of the Notes determined by us as of the Trade Date, which we refer to as the initial estimated value, is expected to be between $918.00 and $968.00 per $1,000 principal amount of Notes and will be less than the public offering price of the Notes. The final pricing supplement relating to the Notes will set forth the initial estimated value. The market value of the Notes at any time will reflect many factors, cannot be predicted with accuracy and may be less than this amount. We describe the determination of the initial estimated value in more detail below.

RBC Capital Markets, LLC

Capped Enhanced Return Buffer Notes Linked to a Basket of Six Underliers

KEY TERMS

The information in this “Key Terms” section is qualified by any more detailed information set forth in this pricing supplement and in the accompanying prospectus, prospectus supplement, underlying supplement and product supplement.

Issuer:	Royal Bank of Canada
Underwriter:	RBC Capital Markets, LLC (“RBCCM”)
Minimum Investment:	$1,000 and minimum denominations of $1,000 in excess thereof
Basket Underliers:	The EURO STOXX 50® Index (the “SX5E Index”), the Nikkei 225 Index (the “NKY Index”), the FTSE® 100 Index (the “UKX Index”), the S&P/ASX 200 Index (the “AS51 Index”), the Swiss Market Index (the “SMI Index”) and the iShares® China Large-Cap ETF (the “FXI Fund”). We refer to each of the SX5E Index, the NKY Index, the UKX Index, the AS51 Index and the SMI Index as an “Index.”
	Basket Underlier	Bloomberg Ticker	Initial Basket Underlier Value(1)	Basket Weighting
	SX5E Index	SX5E		40%
	NKY Index	NKY		20%
	UKX Index	UKX		20%
	AS51 Index	AS51		7.5%
	SMI Index	SMI		7.5%
	FXI Fund	FXI UP		$5%
	(1) With respect to each Basket Underlier, the closing value of that Basket Underlier on the Trade Date
Trade Date:	July 31, 2025
Issue Date:	August 5, 2025
Valuation Date:*	January 29, 2027
Maturity Date:*	February 3, 2027
Payment at Maturity:

Investors will receive on the Maturity Date per $1,000 principal amount of Notes:

•     If the Final Basket Value is greater than the Initial Basket Value, an amount equal to:

$1,000 + ($1,000 × the lesser of (a) Basket Return × Participation Rate and (b) Maximum Return)

•     If the Final Basket Value is less than or equal to the Initial Basket Value, but is greater than or equal to the Buffer Value: $1,000

•     If the Final Basket Value is less than the Buffer Value, an amount equal to:

$1,000 + [$1,000 × (Basket Return + Buffer Percentage)]

If the Final Basket Value is less than the Buffer Value, you will lose some or a substantial portion of your principal amount at maturity. All payments on the Notes are subject to our credit risk.

Participation Rate:	150% (subject to the Maximum Return)
Maximum Return:	At least 15.75%, to be determined on the Trade Date. Accordingly, the maximum payment at maturity will be at least $1,157.50 per $1,000 principal amount of Notes, to be determined on the Trade Date.
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Capped Enhanced Return Buffer Notes Linked to a Basket of Six Underliers

Buffer Value:	90, which is 90% of the Initial Basket Value
Buffer Percentage:	10%
Basket Return:	The Basket Return, expressed as a percentage, is calculated using the following formula: Final Basket Value – Initial Basket Value Initial Basket Value
Initial Basket Value:	Set equal to 100 on the Trade Date
Final Basket Value:	The Final Basket Value will be calculated as follows: 100 × [1 + (the sum of, for each Basket Underlier, its Basket Underlier Return times its Basket Weighting)]
Basket Underlier Return:

With respect to each Basket Underlier, the Basket Underlier Return, expressed as a percentage, is calculated using the following formula:

Final Basket Underlier Value – Initial Basket Underlier Value
Initial Basket Underlier Value

Final Basket Underlier Value:	With respect to each Basket Underlier, the closing value of that Basket Underlier on the Valuation Date
Calculation Agent:	RBCCM

* Subject to postponement. See “General Terms of the Notes—Postponement of a Determination Date” and “General Terms of the Notes—Postponement of a Payment Date” in the accompanying product supplement.

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Capped Enhanced Return Buffer Notes Linked to a Basket of Six Underliers

ADDITIONAL TERMS OF YOUR NOTES

You should read this pricing supplement together with the prospectus dated December 20, 2023, as supplemented by the prospectus supplement dated December 20, 2023, relating to our Senior Global Medium-Term Notes, Series J, of which the Notes are a part, the underlying supplement no. 1A dated May 16, 2024 and the product supplement no. 1A dated May 16, 2024. This pricing supplement, together with these documents, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials, including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement and the documents listed below. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. These documents are an offer to sell only the Notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in each such document is current only as of its date.

If the information in this pricing supplement differs from the information contained in the documents listed below, you should rely on the information in this pricing supplement.

You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in the documents listed below, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated December 20, 2023:

https://www.sec.gov/Archives/edgar/data/1000275/000119312523299520/d645671d424b3.htm

•	Prospectus Supplement dated December 20, 2023:

https://www.sec.gov/Archives/edgar/data/1000275/000119312523299523/d638227d424b3.htm

•	Underlying Supplement No. 1A dated May 16, 2024:

https://www.sec.gov/Archives/edgar/data/1000275/000095010324006773/dp211259_424b2-us1a.htm

•	Product Supplement No. 1A dated May 16, 2024:

https://www.sec.gov/Archives/edgar/data/1000275/000095010324006777/dp211286_424b2-ps1a.htm

Our Central Index Key, or CIK, on the SEC website is 1000275. As used in this pricing supplement, “Royal Bank of Canada,” the “Bank,” “we,” “our” and “us” mean only Royal Bank of Canada.

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Capped Enhanced Return Buffer Notes Linked to a Basket of Six Underliers

HYPOTHETICAL RETURNS

The table and examples set forth below illustrate hypothetical payments at maturity for hypothetical performance of the Basket, based on the Buffer Value of 90% of the Initial Basket Value, the Participation Rate of 150%, a hypothetical  Maximum Return of 15.75% (the actual Maximum Return will be determined on the Trade Date) and the Buffer Percentage of 10%. The table and examples are only for illustrative purposes and may not show the actual return applicable to investors.

Hypothetical Basket Return	Payment at Maturity per $1,000 Principal Amount of Notes	Payment at Maturity as Percentage of Principal Amount
50.00%	$1,157.50	115.750%
40.00%	$1,157.50	115.750%
30.00%	$1,157.50	115.750%
20.00%	$1,157.50	115.750%
10.50%	$1,157.50	115.750%
10.00%	$1,150.00	115.000%
5.00%	$1,075.00	107.500%
2.00%	$1,030.00	103.000%
0.00%	$1,000.00	100.000%
-5.00%	$1,000.00	100.000%
-10.00%	$1,000.00	100.000%
-20.00%	$900.00	90.000%
-30.00%	$800.00	80.000%
-40.00%	$700.00	70.000%
-50.00%	$600.00	60.000%
-60.00%	$500.00	50.000%
-70.00%	$400.00	40.000%
-80.00%	$300.00	30.000%
-90.00%	$200.00	20.000%
-100.00%	$100.00	10.000%

Example 1 —	The value of the Basket increases from the Initial Basket Value to the Final Basket Value by 2%.
	Basket Return:	2%
	Payment at Maturity:	$1,000 + ($1,000 × the lesser of (a) 2% × 150% and (b) 15.75%) = $1,000 + ($1,000 × the lesser of (a) 3% and (b) 15.75%) = $1,000 + ($1,000 × 3%) = $1,000 + $30 = $1,030

In this example, the payment at maturity is $1,030 per $1,000 principal amount of Notes, for a return of 3%.

Because the Final Basket Value is greater than the Initial Basket Value, investors receive a return equal to 150% of the Basket Return, subject to the Maximum Return of 15.75%.

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Capped Enhanced Return Buffer Notes Linked to a Basket of Six Underliers

Example 2 —	The value of the Basket increases from the Initial Basket Value to the Final Basket Value by 30%, resulting in a return equal to the Maximum Return.
	Basket Return:	30%
	Payment at Maturity:	$1,000 + ($1,000 × the lesser of (a) 30% × 150% and (b) 15.75%) = $1,000 + ($1,000 × the lesser of (a) 45% and (b) 15.75%) = $1,000 + ($1,000 × 15.75%) = $1,000 + $157.50 = $1,157.50

In this example, the payment at maturity is $1,157.50 per $1,000 principal amount of Notes, for a return of 15.75%, which is the Maximum Return.

This example illustrates that investors will not receive a return at maturity in excess of the Maximum Return. Accordingly, the return on the Notes may be less than the return of the Basket.

Example 3 —	The value of the Basket decreases from the Initial Basket Value to the Final Basket Value by 5% (i.e., the Final Basket Value is below the Initial Basket Value but above the Buffer Value).
	Basket Return:	-5%
	Payment at Maturity:	$1,000

In this example, the payment at maturity is $1,000 per $1,000 principal amount of Notes, for a return of 0%.

Because the Final Basket Value is greater than the Buffer Value, investors receive a full return of the principal amount of their Notes.

Example 4 —	The value of the Basket decreases from the Initial Basket Value to the Final Basket Value by 50% (i.e., the Final Basket Value is below the Buffer Value).
	Basket Return:	-50%
	Payment at Maturity:	$1,000 + [$1,000 × (-50% + 10%)] = $1,000 – $400 = $600

In this example, the payment at maturity is $600 per $1,000 principal amount of Notes, representing a loss of 40% of the principal amount.

Because the Final Basket Value is less than the Buffer Value, investors do not receive a full return of the principal amount of their Notes.

Investors in the Notes could lose some or a substantial portion of the principal amount of their Notes at maturity.

P-6	RBC Capital Markets, LLC

Capped Enhanced Return Buffer Notes Linked to a Basket of Six Underliers

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes. Some of the risks that apply to an investment in the Notes are summarized below, but we urge you to read also the “Risk Factors” sections of the accompanying prospectus, prospectus supplement and product supplement. You should not purchase the Notes unless you understand and can bear the risks of investing in the Notes.

Risks Relating to the Terms and Structure of the Notes

•	You May Lose a Substantial Portion of the Principal Amount at Maturity — If the Final Basket Value is less than the Buffer Value, you will lose 1% of the principal amount of your Notes for each 1% that the Final Basket Value is less than the Initial Basket Value in excess of the Buffer Percentage. You could lose some or a substantial portion of your principal amount at maturity.
•	Your Potential Return at Maturity Is Limited — Your return on the Notes will not exceed the Maximum Return, regardless of any appreciation in the value of the Basket, which may be significant. Accordingly, your return on the Notes may be less than your return would be if you made an investment in a security directly linked to the positive performance of the Basket.
•	The Notes Do Not Pay Interest, and Your Return on the Notes May Be Lower Than the Return on a Conventional Debt Security of Comparable Maturity — There will be no periodic interest payments on the Notes as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity. The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you purchased one of our conventional senior interest-bearing debt securities.
•	Payments on the Notes Are Subject to Our Credit Risk, and Market Perceptions about Our Creditworthiness May Adversely Affect the Market Value of the Notes — The Notes are our senior unsecured debt securities, and your receipt of any amounts due on the Notes is dependent upon our ability to pay our obligations as they come due. If we were to default on our payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment. In addition, any negative changes in market perceptions about our creditworthiness may adversely affect the market value of the Notes.
•	Changes in the Value of One Basket Underlier May Be Offset by Changes in the Values of the Other Basket Underliers — A change in the value of one Basket Underlier may not correlate with changes in the values of the other Basket Underliers. The value of one Basket Underlier may increase, while the values of the other Basket Underliers may not increase as much, or may even decrease. Therefore, in determining the value of the Basket as of any time, increases in the value of one Basket Underlier may be moderated, or wholly offset, by lesser increases or decreases in the values of the other Basket Underliers. Further, because the Basket Underliers are unequally weighted, increases in the values of the lower-weighted Basket Underliers may be offset by even small decreases in the values of the more heavily weighted Basket Underliers.
•	Any Payment on the Notes Will Be Determined Based on the Closing Values of the Basket Underliers on the Dates Specified — Any payment on the Notes will be determined based on the closing values of the Basket Underliers on the dates specified. You will not benefit from any more favorable values of the Basket Underliers determined at any other time.
•	The U.S. Federal Income Tax Consequences of an Investment in the Notes Are Uncertain — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Notes, and significant aspects of the tax treatment of the Notes are uncertain. Moreover, the Notes may be subject to the “constructive ownership” regime, in which case certain adverse tax consequences may apply upon your disposition of a Note. You should review carefully the section entitled “United States Federal Income Tax Considerations” herein, in combination with the section entitled
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Capped Enhanced Return Buffer Notes Linked to a Basket of Six Underliers

“United States Federal Income Tax Considerations” in the accompanying product supplement, and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Notes.

Risks Relating to the Initial Estimated Value of the Notes and the Secondary Market for the Notes

•	There May Not Be an Active Trading Market for the Notes; Sales in the Secondary Market May Result in Significant Losses — There may be little or no secondary market for the Notes. The Notes will not be listed on any securities exchange. RBCCM and our other affiliates may make a market for the Notes; however, they are not required to do so and, if they choose to do so, may stop any market-making activities at any time. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which RBCCM or any of our other affiliates is willing to buy the Notes. Even if a secondary market for the Notes develops, it may not provide enough liquidity to allow you to easily trade or sell the Notes. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your Notes in any secondary market could be substantial. If you sell your Notes before maturity, you may have to do so at a substantial discount from the price that you paid for them, and as a result, you may suffer significant losses. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.
•	The Initial Estimated Value of the Notes Will Be Less Than the Public Offering Price — The initial estimated value of the Notes will be less than the public offering price of the Notes and does not represent a minimum price at which we, RBCCM or any of our other affiliates would be willing to purchase the Notes in any secondary market (if any exists) at any time. If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the values of the Basket Underliers, the internal funding rate we pay to issue securities of this kind (which is lower than the rate at which we borrow funds by issuing conventional fixed rate debt) and the inclusion in the public offering price of the underwriting discount, our estimated profit and the estimated costs relating to our hedging of the Notes. These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways. Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the underwriting discount, our estimated profit or the hedging costs relating to the Notes. In addition, any price at which you may sell the Notes is likely to reflect customary bid-ask spreads for similar trades. In addition to bid-ask spreads, the value of the Notes determined for any secondary market price is expected to be based on a secondary market rate rather than the internal funding rate used to price the Notes and determine the initial estimated value. As a result, the secondary market price will be less than if the internal funding rate were used.
•	The Initial Estimated Value of the Notes Is Only an Estimate, Calculated as of the Trade Date — The initial estimated value of the Notes is based on the value of our obligation to make the payments on the Notes, together with the mid-market value of the derivative embedded in the terms of the Notes. See “Structuring the Notes” below. Our estimate is based on a variety of assumptions, including our internal funding rate (which represents a discount from our credit spreads), expectations as to dividends, interest rates and volatility and the expected term of the Notes. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities may value the Notes or similar securities at a price that is significantly different than we do.

The value of the Notes at any time after the Trade Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy. As a result, the actual value you would receive if you sold the Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of the Notes.

Risks Relating to Conflicts of Interest and Our Trading Activities

•	Our and Our Affiliates’ Business and Trading Activities May Create Conflicts of Interest — You should make your own independent investigation of the merits of investing in the Notes. Our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes due to our and our affiliates’ business and trading activities, and we and our affiliates have no obligation to consider your interests in taking any actions that might affect
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Capped Enhanced Return Buffer Notes Linked to a Basket of Six Underliers

the value of the Notes. Trading by us and our affiliates may adversely affect the values of the Basket Underliers and the market value of the Notes. See “Risk Factors—Risks Relating to Conflicts of Interest” in the accompanying product supplement.

•	RBCCM’s Role as Calculation Agent May Create Conflicts of Interest — As Calculation Agent, our affiliate, RBCCM, will determine any values of the Basket Underliers and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, the Calculation Agent may be required to make discretionary judgments, including those described under “—Risks Relating to the Basket Underliers” below. In making these discretionary judgments, the economic interests of the Calculation Agent are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes. The Calculation Agent will have no obligation to consider your interests as an investor in the Notes in making any determinations with respect to the Notes.

Risks Relating to the Basket Underliers

•	You Will Not Have Any Rights to the FXI Fund or the Securities Composing Any Basket Underlier — As an investor in the Notes, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the FXI Fund or the securities composing any Basket Underlier. Each Index is a price return index and its return does not reflect regular cash dividends paid by its components.
•	The FXI Fund and the Underlying Index Are Different — The performance of the FXI Fund will not exactly replicate the performance of the Underlying Index (as defined below). The FXI Fund is subject to management risk, which is the risk that the investment strategy for the FXI Fund, the implementation of which is subject to a number of constraints, may not produce the intended results. The FXI Fund’s investment adviser may have the right to use a portion of the FXI Fund’s assets to invest in securities or other assets or instruments, including derivatives, that are not included in the Underlying Index. In addition, unlike the Underlying Index, the FXI Fund will reflect transaction costs and fees that will reduce its performance relative to the Underlying Index.

The performance of the FXI Fund may diverge significantly from the performance of the Underlying Index due to differences in trading hours between the FXI Fund and the securities composing the Underlying Index or other circumstances. During periods of market volatility, the component securities held by the FXI Fund may be unavailable in the secondary market, market participants may be unable to calculate accurately the intraday net asset value per share of the FXI Fund and the liquidity of the FXI Fund may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares in the FXI Fund. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the FXI Fund. As a result, under these circumstances, the market value of the FXI Fund may vary substantially from the net asset value per share of the FXI Fund.

•	The Notes Are Subject to Risks Relating to Non-U.S. Securities Markets — The equity securities composing the Basket Underliers are issued by non-U.S. companies in non-U.S. securities markets. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The prices of securities in non-U.S. markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.
•	The Notes Are Subject to Risks Relating to Emerging Markets with Respect to the FXI Fund — The equity securities composing the FXI Fund have been issued by companies based in emerging markets. Emerging markets pose further risks in addition to the risks associated with investing in foreign equity markets generally. Countries with emerging markets may have relatively unstable financial markets and governments; may present the risks of
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Capped Enhanced Return Buffer Notes Linked to a Basket of Six Underliers

nationalization of businesses; may impose restrictions on currency conversion, exports or foreign ownership and prohibitions on the repatriation of assets; may pose a greater likelihood of regulation by the national, provincial and local governments of the emerging market countries, including the imposition of currency exchange laws and taxes; and may have less protection of property rights, less access to legal recourse and less comprehensive financial reporting and auditing requirements than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions. The currencies of emerging markets may also be less liquid and more volatile than those of developed markets and may be affected by political and economic developments in different ways than developed markets. The foregoing factors may adversely affect the performance of companies based in emerging markets.

•	The Notes Do Not Provide Direct Exposure to Fluctuations in Exchange Rates between the U.S. Dollar and the Non-U.S. Currencies in Which the Securities Composing the Indices Trade — The SX5E Index is composed of non-U.S. securities denominated in euros, the NKY Index is composed of non-U.S. securities denominated in yen, the UKX Index is composed of non-U.S. securities denominated in pounds sterling, the AS51 Index is composed of non-U.S. securities denominated in Australian dollars and the SMI Index is composed of non-U.S. securities denominated in Swiss francs. Because the values of the Indices are also calculated in those respective non-U.S. currencies (and not in U.S. dollars), the performance of the Indices will not be adjusted for exchange rate fluctuations between the U.S. dollar and the applicable non-U.S. currency. In addition, any payments on the Notes determined based in part on the performance of the Indices will not be adjusted for exchange rate fluctuations between the U.S. dollar and the applicable non-U.S. currency. Therefore, holders of the Notes will not benefit from any appreciation of those non-U.S. currencies relative to the U.S. dollar.
•	The Value of the FXI Fund Is Subject to Currency Exchange Risk — Because the securities composing the FXI Fund are denominated in Hong Kong dollars and are converted into U.S. dollars for purposes of calculating the value of the FXI Fund, the value of the FXI Fund will be exposed to the currency exchange rate risk with respect to the Hong Kong dollar relative to the U.S. dollar. An investor’s net exposure will depend on the extent to which the Hong Kong dollar strengthens or weakens against the U.S. dollar. If, taking into account the relevant weighting, the U.S. dollar strengthens against the Hong Kong dollar, the value of the FXI Fund and the value of the Notes will be adversely affected.
•	We May Accelerate the Notes If a Change-in-Law Event Occurs — Upon the occurrence of legal or regulatory changes that may, among other things, prohibit or otherwise materially restrict persons from holding the Notes or a Basket Underlier or its components, or engaging in transactions in them, the Calculation Agent may determine that a change-in-law-event has occurred and accelerate the Maturity Date for a payment determined by the Calculation Agent in its sole discretion. Any amount payable upon acceleration could be significantly less than any amount that would be due on the Notes if they were not accelerated. However, if the Calculation Agent elects not to accelerate the Notes, the value of, and any amount payable on, the Notes could be adversely affected, perhaps significantly, by the occurrence of such legal or regulatory changes. See “General Terms of Notes—Change-in-Law Events” in the accompanying product supplement.
•	Any Payment on the Notes May Be Postponed and Adversely Affected by the Occurrence of a Market Disruption Event — The timing and amount of any payment on the Notes is subject to adjustment upon the occurrence of a market disruption event affecting a Basket Underlier. If a market disruption event persists for a sustained period, the Calculation Agent may make a discretionary determination of the closing value of any affected Basket Underlier. See “General Terms of the Notes—Indices—Market Disruption Events,” “General Terms of the Notes—Reference Stocks and Funds—Market Disruption Events,” “General Terms of the Notes—Postponement of a Determination Date” and “General Terms of the Notes—Postponement of a Payment Date” in the accompanying product supplement.
P-10	RBC Capital Markets, LLC

Capped Enhanced Return Buffer Notes Linked to a Basket of Six Underliers

•	Adjustments to the FXI Fund or to the Underlying Index Could Adversely Affect Any Payments on the Notes — The investment adviser of the FXI Fund may add, remove or substitute the component securities held by the FXI Fund or make changes to its investment strategy, and the sponsor of the Underlying Index may add, delete, substitute or adjust the securities composing the Underlying Index, may make other methodological changes to the Underlying Index that could affect its performance or may discontinue or suspend calculation and publication of the Underlying Index. Any of these actions could adversely affect the value of the FXI Fund and, consequently, the value of the Notes.
•	Adjustments to an Index Could Adversely Affect Any Payments on the Notes — The sponsor of an Index may add, delete, substitute or adjust the securities composing that Index or make other methodological changes to that Index that could affect its performance. The Calculation Agent will calculate the value to be used as the closing value of an Index in the event of certain material changes in, or modifications to, that Index. In addition, the sponsor of an Index may also discontinue or suspend calculation or publication of that Index at any time. Under these circumstances, the Calculation Agent may select a successor index that the Calculation Agent determines to be comparable to the discontinued Index or, if no successor index is available, the Calculation Agent will determine the value to be used as the closing value of that Index. Any of these actions could adversely affect the value of an Index and, consequently, the value of the Notes. See “General Terms of the Notes—Indices—Discontinuation of, or Adjustments to, an Index” in the accompanying product supplement.
•	Anti-dilution Protection Is Limited, and the Calculation Agent Has Discretion to Make Anti-dilution Adjustments — The Calculation Agent may in its sole discretion make adjustments affecting any amounts payable on the Notes upon the occurrence of certain events with respect to the FXI Fund that the Calculation Agent determines have a diluting or concentrative effect on the theoretical value of the FXI Fund. However, the Calculation Agent might not make adjustments in response to all such events that could affect the FXI Fund. The occurrence of any such event and any adjustment made by the Calculation Agent (or a determination by the Calculation Agent not to make any adjustment) may adversely affect the market price of, and any amounts payable on, the Notes. See “General Terms of the Notes—Reference Stocks and Funds—Anti-dilution Adjustments” in the accompanying product supplement.
•	Reorganization or Other Events Could Adversely Affect the Value of the Notes or Result in the Notes Being Accelerated — If the FXI Fund is delisted or terminated, the Calculation Agent may select a successor fund. In addition, upon the occurrence of certain reorganization or other events affecting the FXI Fund, the Calculation Agent may make adjustments that result in payments on the Notes being based on the performance of (i) cash, securities of another issuer and/or other property distributed to holders of the FXI Fund upon the occurrence of that event or (ii) in the case of a reorganization event in which only cash is distributed to holders of the FXI Fund, a substitute security, if the Calculation Agent elects to select one. Any of these actions could adversely affect the value of the FXI Fund and, consequently, the value of the Notes. Alternatively, the Calculation Agent may accelerate the Maturity Date for a payment determined by the Calculation Agent. Any amount payable upon acceleration could be significantly less than any amount that would be due on the Notes if they were not accelerated. However, if the Calculation Agent elects not to accelerate the Notes, the value of, and any amount payable on, the Notes could be adversely affected, perhaps significantly. See “General Terms of the Notes—Reference Stocks and Funds—Anti-dilution Adjustments—Reorganization Events” and “General Terms of the Notes—Reference Stocks and Funds—Discontinuation of, or Adjustments to, a Fund” in the accompanying product supplement.
P-11	RBC Capital Markets, LLC

Capped Enhanced Return Buffer Notes Linked to a Basket of Six Underliers

INFORMATION REGARDING THE BASKET UNDERLIERS

The SX5E Index is a free float market capitalization-weighted index composed of 50 of the largest stocks in terms of free float market capitalization traded on major Eurozone exchanges. For more information about the SX5E Index, see “Indices—The STOXX Benchmark Indices” in the accompanying underlying supplement.

The NKY Index is a stock index that measures the composite price performance of 225 of the most actively traded stocks on the Tokyo Stock Exchange, representing a broad cross-section of Japanese industries. For more information about the NKY Index, see “Indices—The Nikkei 225 Index” in the accompanying underlying supplement.

The UKX Index measures the composite price performance of stocks of the 100 largest companies (determined on the basis of market capitalization) traded on the London Stock Exchange. For more information about the UKX Index, see “Indices—The FTSE® 100 Index” in the accompanying underlying supplement.

The AS51 Index measures the performance of the 200 largest and most liquid index-eligible stocks listed on the Australian Securities Exchange by float-adjusted market capitalization. For more information about the AS51 Index, see “Indices—The S&P/ASX 200 Index” in the accompanying underlying supplement.

The SMI Index is a free-float adjusted market capitalization-weighted price return index that includes 20 of the largest and most liquid companies of the Swiss equity market. For more information about the SMI Index, see “Indices—The Swiss Market Index” in the accompanying underlying supplement.

According to publicly available information, the FXI Fund is an exchange-traded fund of iShares® Trust, a registered investment company, that seeks to track the investment results, before fees and expenses, of an index composed of large-capitalization Chinese equities that trade on the Hong Kong Stock Exchange, which is currently the FTSE® China 50 Index (the “Underlying Index”). The Underlying Index is designed to represent the performance of the 50 largest and most liquid Chinese companies that are listed and trading on the Hong Kong Stock Exchange. For more information about the FXI Fund, see “Exchange-Traded Funds — The iShares® ETFs” in the accompanying underlying supplement.

P-12	RBC Capital Markets, LLC

Capped Enhanced Return Buffer Notes Linked to a Basket of Six Underliers

Historical Information

The following graphs set forth historical closing values of the Basket Underliers for the period from January 1, 2015 to July 25, 2025. We obtained the information in the graphs from Bloomberg Financial Markets, without independent investigation. We cannot give you assurance that the performance of the Basket Underliers will result in the return of all of your initial investment.

EURO STOXX 50® Index

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

P-13	RBC Capital Markets, LLC

Capped Enhanced Return Buffer Notes Linked to a Basket of Six Underliers

Nikkei 225 Index

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

FTSE® 100 Index

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

P-14	RBC Capital Markets, LLC

Capped Enhanced Return Buffer Notes Linked to a Basket of Six Underliers

S&P/ASX 200 Index

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Swiss Market Index

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

P-15	RBC Capital Markets, LLC

Capped Enhanced Return Buffer Notes Linked to a Basket of Six Underliers

iShares® China Large-Cap ETF

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

P-16	RBC Capital Markets, LLC

Capped Enhanced Return Buffer Notes Linked to a Basket of Six Underliers

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

You should review carefully the section in the accompanying product supplement entitled “United States Federal Income Tax Considerations.” The following discussion, when read in combination with that section, constitutes the full opinion of our counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the Notes.

Generally, this discussion assumes that you purchased the Notes for cash in the original issuance at the stated issue price and does not address other circumstances specific to you, including consequences that may arise due to any other investments relating to the Basket Underliers. You should consult your tax adviser regarding the effect any such circumstances may have on the U.S. federal income tax consequences of your ownership of a Note.

In the opinion of our counsel, which is based on current market conditions, it is reasonable to treat the Notes for U.S. federal income tax purposes as prepaid financial contracts that are “open transactions,” as described in the section entitled “United States Federal Income Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Financial Contracts that are Open Transactions” in the accompanying product supplement. There is uncertainty regarding this treatment, and the Internal Revenue Service (the “IRS”) or a court might not agree with it. Moreover, because this treatment of the Notes and our counsel’s opinion are based on market conditions as of the date of this preliminary pricing supplement, each is subject to confirmation on the Trade Date. A different tax treatment could be adverse to you. Generally, if this treatment is respected, subject to the potential application of the “constructive ownership” regime discussed below, (i) you should not recognize taxable income or loss prior to the taxable disposition of your Notes (including upon maturity or an earlier redemption, if applicable) and (ii) the gain or loss on your Notes should be treated as short-term capital gain or loss unless you have held the Notes for more than one year, in which case your gain or loss should be treated as long-term capital gain or loss.

Even if the treatment of the Notes as prepaid financial contracts is respected, purchasing a Note could be treated as entering into a “constructive ownership transaction” within the meaning of Section 1260 of the Internal Revenue Code (“Section 1260”). In that case, all or a portion of any long-term capital gain you would otherwise recognize upon the taxable disposition of the Note would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain” as defined in Section 1260. Any long-term capital gain recharacterized as ordinary income would be treated as accruing at a constant rate over the period you held the Note, and you would be subject to a notional interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years. Due to the lack of direct legal authority, our counsel is unable to opine as to whether or how Section 1260 applies to the Notes.

We do not plan to request a ruling from the IRS regarding the treatment of the Notes. An alternative characterization of the Notes could materially and adversely affect the tax consequences of ownership and disposition of the Notes, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect.

Non-U.S. Holders. As discussed under “United States Federal Income Tax Considerations—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. The Treasury regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one. Based on certain determinations made by us, we expect that Section 871(m) will not apply to the Notes with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. If necessary, further information regarding the potential application of Section 871(m) will be provided in the final pricing supplement for the Notes.

P-17	RBC Capital Markets, LLC

Capped Enhanced Return Buffer Notes Linked to a Basket of Six Underliers

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the potential application of the “constructive ownership” regime, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

The Notes are offered initially to investors at a purchase price equal to par, except with respect to certain accounts as indicated on the cover page of this pricing supplement. We or one of our affiliates may pay the underwriting discount as set forth on the cover page of this pricing supplement.

The value of the Notes shown on your account statement may be based on RBCCM’s estimate of the value of the Notes if RBCCM or another of our affiliates were to make a market in the Notes (which it is not obligated to do). That estimate will be based on the price that RBCCM may pay for the Notes in light of then-prevailing market conditions, our creditworthiness and transaction costs. For a period of approximately three months after the Issue Date, the value of the Notes that may be shown on your account statement may be higher than RBCCM’s estimated value of the Notes at that time. This is because the estimated value of the Notes will not include the underwriting discount or our hedging costs and profits; however, the value of the Notes shown on your account statement during that period may initially be a higher amount, reflecting the addition of the underwriting discount and our estimated costs and profits from hedging the Notes. This excess is expected to decrease over time until the end of this period. After this period, if RBCCM repurchases your Notes, it expects to do so at prices that reflect their estimated value.

RBCCM or another of its affiliates or agents may use this pricing supplement in the initial sale of the Notes. In addition, RBCCM or another of our affiliates may use this pricing supplement in a market-making transaction in the Notes after their initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

For additional information about the settlement cycle of the Notes, see “Plan of Distribution” in the accompanying prospectus. For additional information as to the relationship between us and RBCCM, see the section “Plan of Distribution—Conflicts of Interest” in the accompanying prospectus.

STRUCTURING THE NOTES

The Notes are our debt securities. As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness. In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under structured notes at a rate that is lower than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity. The lower internal funding rate, the underwriting discount and the hedging-related costs relating to the Notes reduce the economic terms of the Notes to you and result in the initial estimated value for the Notes being less than their public offering price. Unlike the initial estimated value, any value of the Notes determined for purposes of a secondary market transaction may be based on a secondary market rate, which may result in a lower value for the Notes than if our initial internal funding rate were used.

In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with RBCCM and/or one of our other subsidiaries. The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, volatility and the tenor of the Notes. The economic terms of the Notes and the initial estimated value depend in part on the terms of these hedging arrangements.

See “Selected Risk Considerations—Risks Relating to the Initial Estimated Value of the Notes and the Secondary Market for the Notes—The Initial Estimated Value of the Notes Will Be Less Than the Public Offering Price” above.

P-18	RBC Capital Markets, LLC